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                                                                  EXHIBIT (b)(3)

                                    [LOGO]

                 [LETTERHEAD OF HOULIHAN LOKEY HOWARD & ZUKIN]
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                              Financial Advisors



September 14, 1999

Mr. H. Wayne Snavely
Chairman of the Board
Imperial Credit Commercial Asset Management Corp.
23550 Hawthorne Blvd.
Building 1, Suite 110
Torrance, CA 90505

Mr. Mark Karlan
President and Chief Executive Officer
Imperial Credit Commercial Asset Management Corp.
11601 Wilshire Boulevard
Los Angeles, CA 90025

Gentlemen:

At your request and pursuant to our retainer agreement with you dated August 6, 1999, on behalf of Imperial Credit Commercial Mortgage Investment Corp. ("ICCMIC") and Imperial Credit Commercial Asset Management Corp. (the "Manager"), we have analyzed certain financial and other information pertaining to ICCMIC and the Manager as set forth herein, and hereby submit this executive summary letter and our accompanying report.

We understand that Imperial Credit Industries, Inc. ("ICII") currently owns approximately 9.0 percent of ICCMIC, and the remainder of ICCMIC is owned by the various public stockholders (including certain officers and directors of ICCMIC, the Manager, and ICII). ICII owns the Manager, and the Manager has entered into a management agreement (the "Management Agreement") with ICCMIC, dated as of October 22, 1997, pursuant to which the Manager formulates operating strategies and provides certain managerial and administrative functions for ICCMIC. ICCMIC has no employees and currently relies upon the Manager to operate its business on a day-to-day basis pursuant to the Management Agreement. The Management Agreement has certain provisions that allow ICCMIC to terminate the services of the Manager under the Management Agreement on or after October 22, 1999. The Management Agreement contemplates that such a termination or non-renewal requires the payment of a termination fee (the "Termination Fee") to the Manager (pursuant to Section 15 of the Management Agreement). The purpose of our analysis was to express in a written report our conclusions regarding the fair market value (the "Opinion") of the Termination Fee as of September 10, 1999.
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Mr. H. Wayne Snavely
Mr. Mark Karlan
Imperial Credit Commercial Asset Management Corp.
September 14, 1999

The term "fair market value," as used herein, is defined as the price at which an asset (or in this case the Management Agreement) would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and both parties are able, as well as willing, to trade and are well-informed about the asset and the market for that asset.

It is the understanding of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey"), upon which it is relying, that the Manager and ICCMIC's Board of Directors and any other recipient of this Opinion will consult with and rely solely upon their own legal counsel with respect to said definitions. No representation is made herein, or directly or indirectly by this Opinion, as to any legal matter or as to the sufficiency of said definitions for any purpose other than setting forth the scope of Houlihan Lokey's Opinion hereunder.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. Held discussions with the Manager's senior management to discuss the transaction, the operations, financial condition, future prospects, projected operations and performance of the Manager and ICCMIC;

     2. Held discussions with certain independent members of ICCMIC's Board of Directors;

     3. Reviewed Prudential Securities' presentations to ICCMIC's Board of Directors dated March 16, 1999 and May 3, 1999;

     4. Reviewed ICCMIC's annual financial statements for the years ended December 31, 1998 and December 31, 1997 on form 10-K;

     5. Reviewed unaudited financial statements of ICCMIC for the six months ending June 30, 1999 and June 30, 1998, respectively;

     6. Reviewed the Management Agreement by and between ICCMIC and the Manager dated October 22, 1997;

     7. Reviewed two-year projections for ICCMIC and the Manager as prepared by the Manager as of August 1999;

     8. Reviewed the 1999 budget for the Manager as prepared by the Manager as of August 1999;

     9.   Reviewed minutes from meetings of ICCMIC's Board of Directors;

    10. Reviewed proposals to purchase ICCMIC or merge with ICCMIC, including proposals to purchase the Manager, from various public and private entities;

    11. Reviewed publicly available information on companies we deemed comparable to the Manager and ICCMIC; and
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Mr. H. Wayne Snavely
Mr. Mark Karlan
Imperial Credit Commercial Asset Management Corp.
September 14, 1999

    12. Conducted such other analyses, studies and investigations as we deemed appropriate under the circumstances for rendering the opinion expressed herein.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of ICCMIC and the Manager, and that there has been no material change in the assets, financial condition, business and prospects of ICCMIC or the Manager since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to ICCMIC or the Manager and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of ICCMIC or the Manager.

In our analysis of the Termination Fee, we have taken into consideration the income and cash-generating capability of the Manager through the Management Agreement and associated rights. Typically, an investor contemplating an investment with income and cash-generating capability similar to the Management Agreement will evaluate the risks and returns of its investment on a going-concern basis. Accordingly, after due consideration of other appropriate and generally accepted valuation methodologies, the value of the Termination Fee has been developed primarily on the basis of capitalization of earnings and discounted cash flow approaches.

Furthermore, we valued the Termination Fee viewing the Manager as a going-concern, meaning that the underlying tangible assets of ICCMIC are presumed, in the absence of a qualified appraisal of such assets, to attain their highest values as integral components of a business entity in continued operation and that liquidation of said assets would likely diminish the value of the whole to the shareholders and creditors of ICCMIC.

All valuation methodologies that estimate the worth of an enterprise as a going-concern are predicated on numerous assumptions pertaining to prospective economic and operating conditions. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. Unanticipated events and circumstances may occur and actual results may vary from those assumed. The variations may be material.

ICCCIC and the Manager, like other companies, business entities or assets analyzed by Houlihan Lokey or which are otherwise involved in any manner in connection with this Opinion, could be materially affected by complications that may occur, or may be anticipated to occur, in computer-related applications as a result of the year change from 1999 to 2000 (the "Y2K Issue"). In accordance with long-standing practice and procedure, Houlihan Lokey's services are not designed to detect the likelihood and extent of the effect of the Y2K Issue, directly or indirectly, on the financial condition and/or operations of a business or asset. is Further, Houlihan Lokey has no responsibility with regard to ICCMIC's or the Manger's efforts to make its systems, or any other systems (including its vendors and service providers), Year 2000 compliant on a timely basis. Accordingly, Houlihan Lokey shall not be responsible for any effect of the Y2K Issue on the matters set forth in this Opinion.
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Mr. H. Wayne Snavely
Mr. Mark Karlan
Imperial Credit Commercial Asset Management Corp.
September 14, 1999

Based upon the investigation, premises, provisos, and analyses outlined above, and subject to the attached "Limiting Factors and Other Assumptions" and more fully described in the accompanying report, it is our opinion that, as of September 10, 1999, the fair market value of the "Termination Fee" is reasonably stated in the amount of FORTY-FIVE MILLION DOLLARS ($45,000,000).

In accordance with recognized professional ethics, our fees for this service are not contingent upon the opinion expressed herein, and neither Houlihan Lokey Howard & Zukin Financial Advisors, Inc. nor any of its employees have a present or future financial interest in ICCMIC or the Manager.

Our Opinion, expressed above, is advisory in nature only. The abbreviated format of this Opinion, as requested, may not conform to specific guidelines set forth in the Uniform Standards of Professional Appraisal Practice (U.S.P.A.P.) pertaining only to the narrative content of reports. Nonetheless, our work files contain all necessary analyses and documentation to prepare a conforming narrative report, if so requested, and our work product is otherwise in compliance with applicable standards of U.S.P.A.P.


/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.
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                    LIMITING FACTORS AND OTHER ASSUMPTIONS

In accordance with recognized professional ethics, the professional fee for this service is not contingent upon Houlihan Lokey Howard & Zukin Financial Advisors, Inc.'s ("Houlihan Lokey") conclusion of value, and neither Houlihan Lokey nor any of its employees has a present or future financial interest in ICCMIC or the Manager.

The opinion of value expressed herein is valid only for the stated purpose and as of the September 10, 1999 valuation date.

The conclusions are based upon the assumption that present management would continue to maintain the character and integrity of the enterprise through any sale, reorganization, or diminution of the owners' participation.

The opinion letter and the conclusions arrived at herein are for the exclusive use of ICCMIC and the Manger. Furthermore, the opinion letter and conclusions arrived at herein are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusions reached herein represent the considered opinion of Houlihan Lokey based upon information furnished to it by ICCMIC and the Manger and other sources. The extent to which the conclusions and valuations arrived at herein should be relied upon, should be governed and weighted accordingly.

No opinion, counsel or interpretation is intended in matters that require legal or other appropriate professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.
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                                 CERTIFICATION

The undersigned hereby certify that we have no present or contemplated future interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved; neither our employment nor our compensation in connection with this report is in any way contingent upon the conclusions reached or values estimated and reflects our personal, unbiased professional judgment; this report sets forth all of the material facts, assumptions and limiting conditions affecting the analyses, values and conclusions contained herein; this appraisal has been prepared in conformance with the "Uniform Standards of Professional Appraisal Practice"; no person or persons other than those acknowledged below contributed significant professional assistance to the undersigned.

Review Appraiser:

/s/ Marjorie L. Bowen
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Marjorie L. Bowen


Contributing Appraisers:

/s/ Richard A. Entin
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Richard A. Entin


/s/ Peter F. Fitzpatrick
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Peter F. Fitzpatrick